QuickLinks -- Click here to rapidly navigate through this document

Exhibit. 23.4.

Consent of H. J. Gruy and Associates, Inc.

        We hereby consent to the use of the name H. J. Gruy and Associates, Inc. and of references to H. J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated January 29, 2002, January 30, 2002, February 4, 2003, February 10, 2003, January 19, 2004, January 22, 2004, January 25, 2005 and January 31, 2005 prepared for Questar Exploration and Production Company in the Annual Report on Form 10-K of Questar Corporation for the filing dated on or about March 4, 2005, and the incorporation by reference into the applicable previous filings with the Securities and Exchange Commission. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

/s/ ROBERT J. NAAS Executive Vice President H. J. GRUY AND ASSOCIATES, INC. Texas Registration Number F-000637

March 4, 2005
Dallas, Texas

QuickLinks

Consent of H. J. Gruy and Associates, Inc.